Exhibit 99.1

CONOLOG REPORTS RESULTS FOR THE NINE MONTHS ENDED APRIL 30, 2011

Somerville, NJ – June 20, 2011: Conolog Corporation (OTCQB: CNLG) announced today the results for the nine months ended April 30, 2011.

Product revenues for the nine months ended April 30, 2011 totaled $1,179,708 representing an increase of 7.6% from the $1,095,913 reported for the same nine month period last year. The company attributes this to increased orders from North American customers.

Product cost for the nine months ended April 30, 2011 totaled $638,986 or 54.2% of product revenues, an increase of 3% from the previous year of $621,649 or 56.8% of revenue.

Gross Profit for the nine months ended April 30, 2011 amounted to $540,722 or 45.8% compared to $474,264 or 43.3% for the prior year. The increase in gross profit is attributable to lower material component costs.

As a result of the forgoing, the Company reported a loss from operations of ($1,733,435) compared to a loss from operation s of ($2,976,461) for the nine months ended April 30, 2011 and 2010, respectively.

The Company reported a net loss of ($3,618,318) or ($0.39) per share for the nine months ended April 30, 2011 compared to a net loss of ($29,253,750) or ($7.56) per share for the nine months ended April 30, 2010. The decrease in net loss of $25,635,432 can mainly be attributed to noncash transactions related to the subscription agreement entered into in August 2009, which resulted in a loss on the derivative financial instrument of $24,674,279.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities. The Company designs and manufactures electromagnetic products for the military and provides engineering and design services to a variety of industries, government organizations and public utilities. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, cancellation of orders, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.